News Release 118	Liberty Star Uranium & Metals Corp.
February 01, 2012	LBSR: OTCBB LBVN: Frankfurt
FOR IMMEDIATE RELEASE	http://www.LibertyStarUranium.com

Liberty Star Signs Financing Agreement

TUCSON, Ariz-- Liberty Star Uranium & Metals Corp. (the “Company”) (OTCBB: LBSR) is pleased to announce the Company has signed agreements for a non-brokered financing arrangement of up to US$10,000,000 with Fairhills Capital Offshore Ltd (“Fairhills Capital,” the “Investor”). The financing allows but does not require the Company to issue and sell up to the number of Common Stock shares having an aggregate purchase price of US$10,000,000 to Fairhills Capital.

Liberty Star’s CEO, Jim Briscoe notes “The financing agreement with Fairhills allows us to obtain the kind of capital required to move Liberty Star to a new phase of exploration activity. We are not compelled to take down any specific amount of money; that decision is entirely at our discretion. The terms of the Agreement are such that we may continue to pursue financial arrangements and partnerships with other entities. We intend to see our exploration plans through, including geochemistry, ZTEM and core drilling, at Hay Mountain and other Tombstone caldera targets, commencing as soon as we can start draw-downs.”

The terms and conditions of the Financing Agreement (the “Agreement”) include:

  The Open Period is 36 months from after the Effective Date. The Company must register the stock in advance so that it is free trading when issued. That will be done through the filing of a form S-1.

  The Company may deliver a Put Notice from time to time throughout the Open Period to the Investor that will be less than or equal to 200% of the average daily volume of the Common Stock for the 10 trading days prior to the applicable Put Notice Date.

  The Common Stock Purchase Price will be 27.5% from the 5 day volume weighted average price (VWAP) - a 27.5% discount - during the 5 trading days immediately prior to receipt by the Investor of the Company’s Put Notice.

  Fairhills Capital will not be entitled to a stock ownership position exceeding 4.99% of the number of Common Stock shares outstanding.

  Fairhills Capital has agreed not sell the Company’s stock short, either directly or indirectly through its affiliate, principals or advisors.

  Liberty Star has reserved 200,000,000 shares for issuance pursuant to the Agreement. Draw- downs can commence after the Company registers with the SEC the stock it intends to sell to Fairhills. It is expected the process could take three to four months or possibly sooner.

The entire Agreement and all of the Company’s SEC filings may be viewed on the EDGAR web site.

“James A. Briscoe” James A. Briscoe, Professional Geologist, AZ CA CEO/Chief Geologist Liberty Star Uranium & Metals Corp.

Safe Harbor

Statements in this news release that are not historical are forward looking statements. Forward-looking statements in this news release include: that the financing agreement will allow us to obtain capital to move Liberty Star to a new phase of exploration activity; that we will see our exploration plans through, including geochemistry, ZTEM and core drilling, at our exploration sites, as soon as we can start draw downs; the registering of stock in advance so that it is free trading when issued; and the completion of a registration of our stock in three to four months or possibly sooner.

Factors which may delay or prevent these forward-looking statements from being realized include: funds continuing to be available under the financing agreement; we may not be able to raise sufficient funds to complete our intended exploration or carry on operations; an inability to continue exploration due to weather, logistical problems or hazards even if funds are available; a failure to have a registration statement prepared in a timely manner due to factors either within or beyond our control; and a failure to have a registration statement declared effective in a timely manner. Readers should refer to the risk disclosures in the Company’s recent 10-K and the Company’s other periodic reports filed from time to time with the Securities and Exchange Commission.

Contact:

Tracy Myers
Investor Relations
Liberty Star Uranium & Metals Corp.
Phone (520)425-1433
(520) 731-8786
http://www.LibertyStarUranium.com
info@LibertyStarUranium.com

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